        Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
October 26, 2020

RealNetworks, Inc.
1505 First Avenue South, Suite 600
Seattle, Washington 98134

Re:	Registration Statement on Form S 8:
RealNetworks, Inc. 2020 Inducement Equity Incentive Plan
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 26, 2020 (the “Registration Statement”) in connection with the registration pursuant to the Securities Act of 1933, as amended, of 2,500,000 shares of your common stock (the “Shares”) reserved for issuance pursuant to the RealNetworks, Inc. 2020 Inducement Equity Incentive Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Shares under the Plan.
It is our opinion that the Shares, as or when issued in the manner described in the Registration Statement and in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, are or will be legally issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation